Exhibit 99.1

Provident Community Bancshares Reports First Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--May 18, 2012--Provident Community Bancshares, Inc. (OTCBB: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $202,000 for the three months ended March 31, 2012 as compared to a net loss of $6,000 for the same period in 2011. The increase in the loss in 2012 was primarily due to higher provision for loan losses of $435,000 as a result of an increase in the classified loan loss ratios that are derived from a three year historical average and an increase in non-performing assets, offset by a increase in the gain on the sale of investments. Net loss per common share was $0.11 (diluted) for the three months ended March 31, 2012, versus a net loss of $0.00 per common share (diluted) for the same period in 2011.

At March 31, 2012, assets totaled $375.4 million, a decrease of $1.2 million, or 0.33%, from $376.6 million at December 31, 2011. Investment securities at March 31, 2012 decreased $1.4 million to $164.5 million from $165.9 million at December 31, 2011. Federal funds sold at March 31, 2012 increased $8.9 million to $23.6 million from $14.8 million at December 31, 2011 as a result of sales and maturities of securities. Net loans receivable decreased 6.5% to $145.8 million at March 31, 2012 as a result of lower demand and more stringent underwriting standards. Deposits increased $4.0 million to $287.3 million at March 31, 2012. The increase in deposits was due primarily to an increase in municipal government property tax deposits that will be reduced throughout the year based on funding needs. FHLB advances and other borrowings decreased $4.5 million to $60.3 million at March 31, 2012 due primarily to the maturation of borrowings. Shareholders’ equity decreased $684,000, or 5.5%, to $11.8 million at March 31, 2012 from $12.5 million at December 31, 2011 due primarily to a $600,000 increase in unrealized losses on securities available for sale along with a net loss before accrued preferred stock dividends of $84,000.

Nonperforming loans, which are primarily commercial real estate properties, were $15.9 million as of March 31, 2012, or 10.9% of total loans, as compared to $16.8 million at December 31, 2011, a decrease of $878,000. Real estate acquired through foreclosure increased $1.8 million, to $10.2 million at March 31, 2012 from $8.4 million at December 31, 2011, as a result of the foreclosure of four commercial real estate properties totaling $1.7 million. Bad debt charge-offs, net of recoveries, were $160,000 for the three months ended March 31, 2012 compared to $430,000 for the same period in 2011.

Dwight V. Neese, President and CEO, said “While we are not pleased with the financial results of the first quarter, we are aggressively attacking the issues caused by the lingering recession and current credit cycle. The increase in our loan loss provision in the first quarter was necessary to cover valuation issues on commercial real estate loans. We continue to take a very conservative approach on all aspects of managing our loan portfolio, especially collateral valuations. While we realize the financial sector has more challenges ahead, we believe the actions we have taken over the past several years in dealing with risk management systems, loan review systems and technology improvements have prepared us to deal with whatever issues that are yet to come. We also believe that we have aggressively identified and dealt with our problem loans and believe that the steps that we have taken will enable us to better manage our loan portfolio. We believe that our actions are appropriate in the face of the current economic environment.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates eight community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the Over The Counter Bulletin Board under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2011, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2012, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended March 31,
Income Statement Data	2012	2011

Net interest income	$1,951	$1,985
Provision for loan losses	435	--
Net interest income after loan loss provision	1,516	1,985
Non-interest income	617	646
Net gain (loss) on sale of investments	239	(4)
OREO property write-downs/disposition expense	141	164
Non-interest expense	2,315	2,341
Expense for income taxes	--	11
Net (loss) income	(84)	111
Accretion of preferred stock to redemption value	3	2
Preferred dividends accrued	115	115
Net loss to common shareholders	($202)	($6)
Loss per common share: basic	($0.11)	($0.01)
Loss per common share: diluted	($0.11)	($0.01)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,790,599
Diluted	1,790,599	1,790,599

Balance Sheet Data	At 3/31/12	At 12/31/11

Total assets	$375,396	$376,645
Cash and due from banks	32,534	23,893
Investment securities	164,519	165,878
Loans	150,668	160,568
Allowance for loan losses	4,824	4,549
Deposits	287,296	283,249
FHLB advances and other borrowings	60,270	64,768
Junior subordinated debentures	12,372	12,372
Total liabilities	363,610	364,175
Shareholders’ equity	11,786	12,470
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank Regulatory Capital ratios:
Leverage ratio	6.54%	6.43%
Tier 1 capital ratio	12.14%	11.83%
Total risk-based capital ratio	13.40%	13.10%

Asset Quality
Non-performing loans	$15,928	$16,806
Troubled debt restructurings	9,663	8,486
Loans past due 90 days and still accruing interest	109	442
Other real estate owned	10,161	8,398
Total non-performing assets	$35,861	$34,132
Percentage of non-performing loans to total loans, net	10.92%	10.77%
Percentage of non-performing assets to total assets	9.55%	9.06%
Allowance for loan losses to nonperforming loans	18.77%	17.68%
Allowance for loan losses to total loans	3.20%	2.83%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, President and Chief Executive Officer
803-980-1863